UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 26, 2024

MidWestOne Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  001-35968

Iowa	42-1206172
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

102 South Clinton Street

Iowa City, Iowa 52240

(Address of principal executive offices, including zip code)

(319) 356-5800

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $1.00 par value	MOFG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 26, 2024, MidWestOne Financial Group, Inc. (the “Company”), an Iowa corporation and bank holding company that operates through its wholly owned banking subsidiary, MidWestOne Bank (the “Bank”), entered into an underwriting agreement (the “Underwriting Agreement”) with Keefe, Bruyette & Woods, Inc., A Stifel Company (the “Underwriter”), to issue and sell 4,347,000 shares of the Company’s common stock, $1.00 par value per share (“Common Stock”), at a public offering price of $25.00 per share in an underwritten public offering (the “Offering”). The offer and sale of shares of Common Stock in the Offering was registered under the Securities Act of 1933, as amended (the “Act”), pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-281845), which was declared effective by the Securities and Exchange Commission on September 11, 2024, as supplemented by a preliminary prospectus supplement dated September 26, 2024 and filed with the SEC on September 26, 2024, and a prospectus supplement dated September 26, 2024 and filed with the SEC on September 27, 2024. As part of the Offering, the Company granted the Underwriter a 30-day option to purchase up to an additional 652,050 shares of Common Stock at the public offering price, less underwriting discounts and commissions.

The Underwriting Agreement contains customary representations, warranties and agreements of the Company, customary conditions to closing, indemnification obligations of the parties, including for liabilities under the Act, and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties. Consequently, persons other than the parties to such agreement may not rely upon the representations and warranties in the Underwriting Agreement as characterizations of actual facts or circumstances as of the date of the Underwriting Agreement or as of any other date. The Underwriting Agreement is not intended to provide any other factual information about the Company. The foregoing description is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is attached hereto as Exhibit 1.1 and incorporated herein by reference.

After deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, net proceeds of the Offering to the Company were approximately $118.6 million. The Company intends to invest all of the net proceeds from the Offering into the Bank, to support the Bank’s capital ratios in connection with the potential repositioning of a substantial portion of the Company’s available-for-sale and held-to-maturity securities portfolio. The Offering closed on September 30, 2024, with the Underwriter exercising its full option, pursuant to the terms of the Underwriting Agreement.

The legal opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP relating to the validity of the Common Stock is attached hereto as Exhibit 5.1.

Item 9.01.	Financial Statements and Exhibits.

The following are filed as exhibits to this Current Report on Form 8-K:

(d)      Exhibits.

1.1	Underwriting Agreement, dated September 26, 2024, by and between MidWestOne Financial Group, Inc. and Keefe, Bruyette & Woods, Inc.
5.1	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP.
23.1	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 5.1 filed herewith).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MidWestOne Financial Group, Inc.

Dated: September 30, 2024	By:	/s/ Barry S. Ray
Barry S. Ray
Chief Financial Officer